Exhibit 10.22

8X8, INC.
SECOND AMENDED AND RESTATED MANAGEMENT INCENTIVE BONUS PLAN
Effective: June 22, 2012
Amended: January 23, 2017 & May 22, 2017

  PURPOSE

  The purpose of this Second Amended and Restated Management Incentive Bonus Plan (the "Plan") is to promote the success of 8x8, Inc. (the "Company") by providing financial incentives to eligible Employees (individually a "Participant" and collectively the "Participants") to strive for more effective operation of the Company's business. The Company intends to use this Plan to link the interest of stockholders of the Company and Plan Participants by motivating Participants to focus on profitable revenue growth, product quality, completing individual objectives that support the Company's overall business strategy, to attract and retain Participants' services and to create a variable compensation plan that is competitive with other companies in the Company's market.

  DEFINITIONS

  The following definitions shall be applicable throughout the Plan:

    "Annual Period" means the twelve-month period starting April 1 and ending March 31, which corresponds to the Company's fiscal year as of the Effective Date.

    "Award" means, as applicable, (a) the individual right of a Participant to receive payments under this Plan with respect to Annual and Quarter Periods and related benefits, or (b)the amount of cash paid to a Participant under the Plan with respect to an Annual or Quarter Period.

    "Award Determination Date" means the date following the end of each Annual Period and each Quarter Period that the Compensation Committee of the Company's Board of Directors (the "Committee") meets to review individual and Company performance, which shall in any event be no later than 45 days from the end of each Quarter Period and no later than 60 days from the end of each Annual Period.

    "Effective Date" means June 22, 2012.

    "Employee" means any individual, including an officer, who is a full service employee of the Company or any entity in which the Company beneficially owns more than 50% of the outstanding ownership interests entitled to vote for the election of directors or the equivalent managing body of such entity, determined on a worldwide basis.

    "Participant" has the meaning set forth in Section 1 above.

    "Participation Date" means, for each Participant, the date on which the Participant commences participation in the Plan as determined in accordance with Section 4.

    "Quarter Period" means the three-month period representing the Company's fiscal quarter. The quarters begin on April 1st, July 1st, October 1st, and January 1st.

    "Term of the Plan" means the period during which the Plan is effective. This period shall begin on the Effective Date and end on a date to be determined in accordance with Section 10 of the Plan.

  POWERS AND ADMINISTRATION

    Administration by the Committee. Subject to any powers to be exercised by the Company's board of directors, in its discretion, the Committee shall administer the Plan and have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board of Directors of the Company. The Committee shall have the authority and complete discretion to (i) prescribe, amend and rescind rules relating to the Plan; (ii) select Participants to receive Awards; (iii) construe and interpret the Plan; (iv) make changes in relation to the Term of the Plan; (v) correct any defect or omission, or reconcile any inconsistency in the Plan; (vi) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award; and (vii) make all other determinations deemed necessary or advisable for the administration of the Plan.

    Committee's Interpretation Final. The Committee's interpretation and construction of any provision of the Plan shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Committee nor any director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

    Nontransferability of Awards. An award granted a Participant shall not be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise. In the event of the Participant's death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Subsection 3(c) shall be null and void.

  ELIGIBILITY AND PARTICIPATION

    Eligibility. All executive officers of the Company and other Employees deemed eligible by the Committee shall be eligible to participate in the Plan, and the Committee's grant of an Award to an Employee shall be conclusive evidence of the Committee's determination of that Employee's eligibility. A Participant's participation in the Plan shall be deemed to commence effective as of his or her Participation Date. The Participation Date for an eligible Employee will be (a) 90 days from the Employee's date of hire or (b) such other date as the Committee may approve (for example, 90 days from the date of an existing Employee's promotion to a new position). A Participant whose participation in the Plan commences on a date other than on the first day of an Annual Period shall be entitled to receive a pro-rated payment with respect to that Annual Period, based on the number of days the Participant participates in the Plan versus the maximum number of days available for participation during the Annual Period (assuming all other payment conditions are satisfied). For instance, a person hired on April 15th will generally have a Participation Date of July 15th, which corresponds to 260 eligible days to participate in the Plan - i.e., from July 15th to March 31st. Similarly, a Participant shall be entitled to a pro-rated payment with respect to the Quarter Period during which his or her participation in the Plan commences, based on the number of days of actual participation versus the maximum number of days available during the Quarter Period (assuming all other payment conditions are satisfied).

    Employment Requirement. Participants must be employed with the Company on the Award Determination Date and on the date the Award is to be paid, to be eligible for an Award payment under the Plan.

    Participation and Approval. For each Annual Period, the Chief Executive Officer shall present to the Committee a list of recommended Participants employed by the Company or a Company subsidiary at that time together with a recommended target Award for each Participant for the fiscal year, which recommendations may be submitted after the commencement of the current Annual Period. The Committee shall review the Chief Executive Officer's report, make any adjustments the Committee deems necessary, and approve target Awards for the Annual Period. The Committee or the Chief Executive Officer shall communicate to each Participant his or her participation in the Plan and his or her individual objectives and targets.

  CALCULATION OF AWARDS
    Awards Based on Objectives.

      Awards for the Annual Period shall be based on (A) successful completion of approved individual objectives for such period (as approved at the beginning of the fiscal year), (B) the Company's performance against predetermined metrics (as approved at the beginning of the fiscal year), or (C) some combination of both, as determined by the Committee at the beginning of the relevant fiscal year.

      Awards for the Quarter Period shall be based on (A) successful completion of approved individual objectives for such period (as approved at the beginning of the fiscal year or the relevant fiscal quarter), (B) the Company's performance against predetermined metrics (as approved at the beginning of the fiscal year or the relevant fiscal quarter), or (C) some combination of both, as determined by the Committee at the beginning of the relevant fiscal year.

    Determination of Award Target. Target amounts for Awards for Participants are determined by competitive market information relevant to the job the individual is performing for the Company, the job function of the individual and the individuals' expected contributions to the Company. The target amounts may be a specified cash amount or a percentage of base pay.

  Payment

  All payments are to be made in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the Award Determination Date, but in all events within 75 days after it.

  AMENDMENT OF THE PLAN

  The Committee may, from time to time, terminate, suspend, or discontinue the Plan, in whole or part, or revise or amend it in any respect whatsoever.

  SOURCE OF FUNDS

  The Plan is funded by a portion of profits in excess of minimum profit targets set forth annually by the Committee. All awards paid under the Plan are paid from the general assets of the Company and are not liabilities of the Company at any time prior to the time when payment is made. Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants.

  RIGHTS AS AN EMPLOYEE

  The Plan shall not be construed to give any individual the right to remain in the employ of the Company or to affect the right of the Company to terminate such individual's status as an Employee. Participation in the Plan will not affect participation in any other compensatory plan maintained by the Company.

  EFFECTIVE DATE OF PLAN

  The Plan is effective on the Effective Date and shall remain in effect until such time as the Committee decides to terminate the Plan.